EQUITABLE HOLDINGS REPORTS FIRST QUARTER 2024 RESULTS
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•Strong results across core businesses, with operating earnings up versus 1Q’23 in Individual Retirement, Group Retirement, Protection Solutions, Asset Management, and Wealth Management

•Retirement1 premiums and deposits up 42% versus 1Q’23, driving net inflows of $1.5 billion

•Positive Asset Management active net inflows of $3.7 billion, driven by momentum in Retail

•Net income of $114 million, or $0.30 per share

•Non-GAAP operating earnings2 of $490 million, or $1.43 per share; adjusting for notable items3, Non-GAAP operating earnings of $491 million, or $1.43 per share

•Returned $326 million to shareholders in the quarter, in line with 60-70% payout ratio target
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New York, NY, April 30, 2024 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the first quarter ended March 31, 2024.
“We reported non-GAAP operating earnings of $1.43 per share, up 49% compared to the prior year quarter. After adjusting for notable items in both periods, non-GAAP EPS rose 18%. Strong sales and net flows across our businesses are driving increases in both spread- and fee-based earnings, and Equitable is well-positioned to capitalize on the current favorable environment for growth,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson continued, “The U.S. market presents a tremendous opportunity with an aging population and a growing retirement savings gap. Equitable and AllianceBernstein are uniquely suited to address this need given our leading positions across the retirement, wealth management, and asset management businesses. In Retirement, we reported net inflows of $1.5 billion, led by robust sales of our spread-based buffered annuity. In Asset Management, AllianceBernstein had $3.7 billion of active net inflows, driven by strong demand for fixed income offerings in the Retail and Private Wealth channels. In Wealth Management, our fastest growing business segment, operating earnings increased 34% year-over-year and remain on pace to exceed our 2027 target.”

Mr. Pearson concluded, “We are pleased with the acceleration in earnings growth this quarter and remain focused on delivering against our 2027 financial targets of $2 billion of holding company cash flow, 12-15% annual growth in non-GAAP EPS, and a 60-70% payout ratio of non-GAAP operating earnings.”

1 Includes Individual Retirement and Group Retirement.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Consolidated Results
	1st Quarter
(in millions, except per share amounts or unless otherwise noted)	2024	2023
Total Assets Under Management/Administration (“AUM/A”, in billions)	$974	$864
Net income attributable to Holdings	114	177
Net income attributable to Holdings per common share	0.30	0.45
Non-GAAP operating earnings	490	364
Non-GAAP operating earnings per common share (“EPS”)	1.43	0.96

As of March 31, 2024, total AUM/A was $974 billion, a year-over-year increase of 13%, driven by higher markets over the prior twelve months.
Net income attributable to Holdings for the first quarter of 2024 was $114 million compared to $177 million in the first quarter of 2023.

Non-GAAP operating earnings in the first quarter of 2024 was $490 million compared to $364 million in the first quarter of 2023. Adjusting for notable items4 of $1 million, first quarter 2024 Non-GAAP operating earnings were $491 million or $1.43 per share.

As of March 31, 2024, book value per common share, including accumulated other comprehensive income (“AOCI”), was $1.43. Book value per common share, excluding AOCI, was $26.36.
4 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Business segment highlights:
◦Individual Retirement (“IR”) reported first quarter net inflows of $1.6 billion, and first year premiums were up 52% over prior year, driven by continued demand for our spread-based RILA product.
◦Group Retirement (“GR”) reported first quarter net outflows of $132 million. The tax-exempt channel, which includes Equitable’s industry leading K-12 educators offering, reported net inflows of $18 million.

◦Investment Management and Research (AllianceBernstein or “AB”)5 reported net inflows of $0.5 billion, with active net inflows of $3.7 billion partially offset by low-fee passive redemptions.

◦Protection Solutions (“PS”) reported $778 million of gross written premiums with accumulation-oriented VUL first year premiums up 12% and Employee Benefits first year premiums up 6% over the prior year quarter.

◦Wealth Management (“WM”) reported advisory net outflows of $175 million, primarily attributable to an advisor group departure. On a trailing twelve month basis, advisory organic growth was 4%.

◦Legacy (“L”) had $659 million of net outflows and continues to run-off at $2-$3 billion annually.

•Capital management program:
◦The Company returned $326 million to shareholders, including $73 million of quarterly cash dividends and $253 million of share repurchases, delivering on its payout ratio target of 60-70% of Non-GAAP operating earnings.

◦The Company intends to increase its quarterly cash dividend from $0.22 to $0.24 per share in the second quarter.6

◦The Company reported cash and liquid assets of $1.9 billion at Holdings, which remains above the $500 million minimum target. The Company’s year end combined RBC ratio was 411%. On an NAIC basis, the combined RBC ratio was c.425% at year end, above the Company’s target of 375-400%.

•Delivering shareholder value:

◦The Company has deployed $9.6 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has $63 billion in assets under management.
5 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
6 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.

◦The Company remains on track to achieve its 2027 strategic targets of $150 million of net expense savings and $110 million of incremental general account investment income.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q1 2024	Q1 2023
Account value (in billions)	$98.3	$78.8
Segment net flows (in billions)	1.6	0.9
Operating earnings (loss)	228	200
•Account value increased by 25%, primarily due to market performance and net inflows over the prior twelve months.
•Net inflows of $1.6 billion in the quarter were higher versus the prior year quarter and total sales of $4.3 billion increased 51%.
•Operating earnings increased from $200 million in the prior year quarter to $228 million, primarily driven by higher net interest margin.
•Operating earnings adjusted for notable items7 increased from $204 million in the prior year quarter to $229 million. Notable items of $1 million in the current period reflect lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q1 2024	Q1 2023
Account value (in billions)	$38.5	$33.6
Segment net flows	(132)	29
Operating earnings (loss)	126	89

•Account value increased by 15%, primarily due to market performance over the prior twelve months.
•Net outflows of $132 million in the first quarter, primarily attributable to non-core channels; the core tax-exempt channel delivered $18 million of net inflows.
•Operating earnings increased from $89 million in the prior year quarter to $126 million, primarily due to higher net interest margin and higher fee income.
•Operating earnings adjusted for notable items8 increased from $97 million in the prior year quarter to $124 million. Notable items of $2 million reflect lower net investment income from alternatives offset by a one-time model update benefit.

7 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

AllianceBernstein

(in millions, unless otherwise noted)	Q1 2024	Q1 2023
Total AUM (in billions)	$758.7	$675.9
Segment net flows (in billions)	0.5	0.8
Operating earnings (loss)	106	99
•AUM increased by 12% due to market performance over the prior twelve months.
•Net inflows of $0.5 billion in the quarter, with net inflows of $4.2 billion in the Retail channel and $0.5 billion in Private Wealth partially offset by Institutional channel net outflows of $4.2 billion.

•Operating earnings increased from $99 million in the prior year quarter to $106 million, primarily due to higher base fees on higher average AUM, partially offset by higher expenses.
•Operating earnings adjusted for notable items9 decreased from $99 million in the prior year quarter to $97 million. Notable items of $9 million reflects a favorable tax credit in the quarter.

Protection Solutions

(in millions)	Q1 2024	Q1 2023
Gross written premiums	$778	$786
Annualized premiums	80	76
Operating earnings (loss)	41	(35)
•Annualized premiums increased 5% year-over-year driven by a 4% increase in Life and a 8% increase in Employee Benefits.
•Operating earnings increased from a $35 million loss in the prior year quarter to $41 million, primarily due to improved mortality, higher net interest margin and higher fee-type revenue from Employee Benefits premium growth.

•Operating earnings adjusted for notable items10 increased from $46 million in the prior year quarter to $47 million. Notable items of $6 million reflect lower net investment income from alternatives.

9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q1 2024	Q1 2023
Total AUA (in billions)	$91.9	$75.6
Advisory Net Flows (in billions)	(0.2)	0.8
Operating earnings (loss)	43	32
•AUA increased by 22% due to market performance and net inflows over the last twelve months.
•Advisory net outflows of $175 million in the quarter, primarily attributable to an advisor group departure.
•Operating earnings increased from $32 million in the prior year quarter to $43 million, primarily due to higher distribution and advisory fees and increased interest income on cash balances. This was partially offset by higher commissions and distribution-related payments.

Legacy

(in millions)	Q1 2024	Q1 2023
Account value (in billions)	$22.8	$22.0
Net Flows	(659)	(523)
Operating earnings (loss)	51	60

•Account value was up 4% year-over-year as expected net outflows were more than offset by positive market performance over the prior twelve months.
•Net outflows of $659 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings decreased from $60 million in the prior year quarter to $51 million, primarily due to lower GMxB fees as the block continues to run off.
•Operating earnings adjusted for notable items11 decreased from $64 million in the prior year quarter to $52 million. Notable items of $1 million in the current period reflect lower net investment income from alternatives.

Corporate and Other (“C&O”)
The operating loss of $105 million in the first quarter increased from an operating loss of $81 million in the prior year quarter. Operating loss after adjusting for notable items12 increased from $87 million in the prior year quarter to $101 million, in line with the Company’s expectations for an annual loss of approximately $400 million.
11 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended March 31,
(in millions)	2024		2023
Non-GAAP Operating Earnings	490		$364
Post-tax Adjustments related to notable items:
Individual Retirement	1		4
Group Retirement	(2)		8
Investment Management and Research	(9)		—
Protection Solutions	6		81
Wealth Management	—		—
Legacy	1		4
Corporate & Other	3		(5)
Notable items subtotal	1	1	92
Non-GAAP Operating Earnings, less Notable Items	$491		$456

Impact of notable items by item category:

	Three Months Ended March 31,
(in millions)	2024	2023
Non-GAAP Operating Earnings	490	$364
Pre-tax adjustments related to Notable Items:
Actuarial and Model Updates	(6)	—
Mortality	—	62
Expenses	(13)	—
Net Investment Income	17	47
Subtotal	(1)	109
Post-tax impact of Notable Items	1	92
Non-GAAP Operating Earnings, less Notable Items	$491	$456

Earnings Conference Call
Equitable Holdings will host a conference call at 9 a.m. ET on May 1, 2024 to discuss its first quarter 2024 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH First Quarter 2024 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,800 employees and financial professionals, $974 billion in assets under management and administration (as of 3/31/2024) and more than 5 million client relationships globally.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Sophia Kim
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations.“We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases including COVID-19; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS, and Book Value per common share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AV, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of market risk benefits and purchased market risk benefits, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the market risk benefits which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the fourth quarter of 2023, the Company updated its operating earnings measure to exclude the impact of realized amounts related to equity classified instruments. The recognition of the realized capital gains and losses from investments in current net investment income is generally considered distortive and not reflective of the ongoing core business activities of the segments. The presentation of operating earnings in prior periods was not revised to reflect this modification. The impact to operating earnings was immaterial for the three months ended March 31, 2023.
In the first quarter of 2024, the Company began allocating to its business segments collateral expense resulting from a designated rate to be paid on the collateral held back to counterparties. The new segment allocation methodology for collateral expense is based on the income earned on cash equivalents held in the surplus segments and income earned in portfolios backing collateral expenses, such that the collateral expense would be allocated to the segments up to that amount. Any remaining amount is included within Corporate and Other. This expense was previously recorded in Corporate and Other with no allocation to our business segments in prior reporting periods.

The presentation of operating earnings in prior periods was not revised to reflect this modification, however, the Company estimated that allocating collateral expense to the segments for the twelve months ended December 31, 2023 and 2022, respectively, would have resulted in a decrease to operating earnings of $4.0 million and $0.8 million for Individual Retirement, $7.7 million and $1.4 million for Group Retirement, $21.9 million and $2.5 million for Protection Solutions, $4.2 million and $1.0 million for Legacy, and an increase of $37.8 million and $5.7 million for Corporate and Other. The impact to operating earnings for each segment during the quarters of 2023 was not material. Total Company operating earnings were not impacted.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in millions)	2024	2023
Net income (loss) attributable to Holdings	$114	$177
Adjustments related to:
Variable annuity product features	319	861
Investment (gains) losses	39	87
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	17	9
Other adjustments (1)	91	45
Income tax expense (benefit) related to above adjustments	(98)	(210)
Non-recurring tax items (2)	8	(605)
Non-GAAP Operating Earnings	$490	$364

_______________

(1)Includes certain gross legal expenses related to the cost of insurance litigation of $106 million for the three months ended March 31, 2024.
(2)For the three months ended March, 31 2024, non-recurring tax items reflects the effect of uncertain tax positions for a given audit period and for the three months ended March 31, 2023 primarily includes tax valuation allowance decease.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
(per share amounts)	2024	2023
Net income (loss) attributable to Holdings	$0.34	$0.49
Less: Preferred stock dividend	0.04	0.04
Net Income (loss) available to common shareholders	0.30	0.45
Adjustments related to:
Variable annuity product features	0.96	2.36
Investment (gains) losses	0.12	0.24
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.02
Other adjustments (1)	0.27	0.13
Income tax expense (benefit) related to above adjustments	(0.29)	(0.58)
Non-recurring tax items (2)	0.02	(1.66)
Non-GAAP Operating Earnings	$1.43	$0.96

_______________
(1)Includes certain gross legal expenses related to the cost of insurance litigation of $0.32 for the three months ended March 31, 2024.
(2)For the three months ended March, 31 2024, non-recurring tax items reflects the effect of uncertain tax positions for a given audit period and for the three months ended March 31, 2023 primarily includes tax valuation allowance decease.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	March 31, 2024	December 31, 2023
Book value per common share	$1.43	$3.26
Per share impact of AOCI	24.93	23.30
Book Value per common share, excluding AOCI	$26.36	$26.56

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in millions)
REVENUES
Policy charges and fee income	$614	$588
Premiums	275	276
Net derivative gains (losses)	(1,376)	(841)
Net investment income (loss)	1,219	990
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(20)	(66)
Other investment gains (losses), net	(19)	(21)
Total investment gains (losses), net	(39)	(87)
Investment management and service fees	1,278	1,180
Other income	259	251
Total revenues	2,230	2,357
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	677	730
Remeasurement of liability for future policy benefits	1	4
Change in market risk benefits and purchased market risk benefits	(1,100)	20
Interest credited to policyholders’ account balances	566	463
Compensation and benefits	620	583
Commissions and distribution-related payments	437	380
Interest expense	57	61
Amortization of deferred policy acquisition costs	172	152
Other operating costs and expenses	553	423
Total benefits and other deductions	1,983	2,816
Income (loss) from continuing operations, before income taxes	247	(459)
Income tax (expense) benefit	(30)	725
Net income (loss)	217	266
Less: Net income (loss) attributable to the noncontrolling interest	103	89
Net income (loss) attributable to Holdings	114	177
Less: Preferred stock dividends	14	14
Net income (loss) available to Holdings’ common shareholders	$100	$163

Earnings Per Common Share

	Three Months Ended March 31,
	2024	2023
	(in millions)
Earnings per common share
Basic	$0.30	$0.45
Diluted	$0.30	$0.45
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	330.2	361.9
Weighted average common stock outstanding for diluted earnings per common share (1)	332.7	364.1

(1)For the three months ended March 31, 2024 and 2023, 3.0 million and 2.5 million, respectively, of outstanding stock awards, were not included in the computation of diluted earnings per share because their effect was anti-dilutive.

Results of Operations by Segment

	Three Months Ended March 31,
	2024	2023
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$228	$200
Group Retirement	126	89
Investment Management and Research	106	99
Protection Solutions	41	(35)
Wealth Management	43	32
Legacy	51	60
Corporate and Other (1)	(105)	(81)
Non-GAAP Operating Earnings	$490	$364

(1)Includes interest expense and financing fees of $56 million and $67 million for the three months ended March 31, 2024, and 2023 respectively.

Select Balance Sheet Statistics

	March 31, 2024	December 31, 2023
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$112,977	$110,412
Separate Accounts assets	133,735	127,251
Total assets	285,577	276,814

LIABILITIES
Long-term debt	$3,821	$3,820
Future policy benefits and other policyholders' liabilities	17,324	17,363
Policyholders’ account balances	100,246	95,673
Total liabilities	280,831	271,656

EQUITY
Preferred stock	1,562	1,562
Accumulated other comprehensive income (loss)	(8,166)	(7,777)
Total equity attributable to Holdings	$2,032	$2,649
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,636	8,864

Assets Under Management (Unaudited)

	March 31, 2024	December 31, 2023
	(in billions)
Assets Under Management
AB AUM	$758.7	$725.2
Exclusion for General Account and other Affiliated Accounts	(75.9)	(75.0)
Exclusion for Separate Accounts	(47.3)	(44.5)
AB third party	$635.4	$605.7

Total company AUM
AB third party	$635.4	$605.7
General Account and other Affiliated Accounts (1) (3) (4)	113.0	110.4
Separate Accounts (2) (3) (4)	133.7	127.3
Total AUM	$882.1	$843.4

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(1) “General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(2) “Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.
(3) As of December 31, 2023 and March 31, 2024, Separate Account is inclusive of $12.5 billion and $12.9 billion & General Account AUM is inclusive of $49 million and $47 million, respectively, Account Value ceded to Venerable.
(4) As of December 31, 2023 and March 31, 2024, Separate Account is inclusive of $6.4 billion and $6.9 billion & General Account AUM is inclusive of $3.6 billion and $3.5 billion, respectively, Account Value ceded to Global Atlantic.